Exhibit 10.14

15 January 2004

Prof. Ethan Rubinstein

Re: Appointment to Scientific Advisory Board ("SAB') of BiondVax Pharmaceuticals Ltd. (the "Company")

Dear Professor Rubinstein,

It is with great pleasure that we take this opportunity to confirm your appointment as a member of the Company's SAB. This letter is to set forth and confirm our understanding and the terms under which you have agreed to join the SAB.

Appointment

The Company has appointed you and you have agreed to join the Company's SAB. As part of such appointment, you hereby expressly agree to contribute your time, input and best efforts in the use of your knowledge, skills, background, education, professional standing and stature in furthering the Company's objectives as shall be required from time to time, including;

-	devising and implementing overall Company Scientific strategy;
-	establishing and overseeing Company marketing plans, business plans, strategies, budgets, projections and product plans as they relate to Scientific issues;
-	developing key contacts and possibly assisting in the recruitment of key personnel for the benefit of the Company; and
-	Assisting in the development of the Company's overall growth, familiarity and stature within the industry.

The SAB shall meet from time to time to discuss these and other objectives at which you recognize that your attendance at such meetings is essential and you agree to make all best efforts to attend such meetings in person or, if not possible, by teleconference.

The Board of Directors of the Company and you may each terminate this appointment with 30 days notice.

Confidentiality

As a member of the Company's SAB you will be exposed to the Company's confidential information. Therefore you accept not to, directly or indirectly, disclose or use at any time, either during or subsequent to being a member of the Company's SAB, any trade secrets or any other information which is not known to the public, of which you become informed or aware in your capacity as a member of the Company's SAB. You will also have other fiduciary responsibilities and duties of loyalty to the Company, as is common for positions of this sort. You will be required to inform the Company of any possible conflicts of interests which you may have.

Compensation

In consideration of your appointment, the Company is pleased to grant you the following arrangement -

1.	Monetary Compensation: As a monetary compensation for your activity as a SAB member you will be entitled to receive the following:

	(i)	A SAB meeting in Israel or full day consultation: US$ 1,000 per full day of SAB meeting and a proportion of that amount for a partial day (4 hours and more);

	(ii)	A SAB meeting abroad or full session consultation: US$ 2,000 per fall SAB session bearing in mind that travel and other considerations are likely to lengthen the session for a few days. In case travel time will exceed 48 hours, additional compensation will be provided at a rate of $1,000 per each 24 hours.

	(iii)	Occasional consultations (less than 4 consecutive hours per each consultation): other occasional consultations which do not fall under any of the above categories will be compensated based on a fee of US$ 250 per full hour of consultation, based on detailed reports to be submitted occasionally by you.

All travel and out-of pocket expenses, including travel expenses, telephones, faxes etc, will be reimbursed by the Company in accordance with Company policy. All payments will be subject to VAT, as customary.

2.	Options: hi addition to the above, and as long as you are a member of the SAB, you will receive an option to purchase 0.5% (half a percent) of Ordinary Shares (par value NIS 0.001 each) of the Company's stock under the Company's Option Plan, at an exercise price of $1.00 per one (1) share (the "Options"). The Options shall become vested and exercisable in four installments each representing a quarter (25%) of your Options, commencing on the "Commencement Date" as defined below and on each anniversary thereafter until all Options are vested at the fourth anniversary.

The term "Commencement Date" means the date on which the first round of equity investment is actually made in the Company's stock in the sum of not less than US$ 500,000. The exact number of your Options will be calculated immediately prior to the Commencement Date on a pre-investment basis.

Once again, on behalf of the Company we want to take this time to welcome you aboard and thank you for your assistance. We look forward to working with you.

Sincerely yours,

/s/ Ron Babecoff
BiondVax Pharrnaceuticals Ltd.

Agreed and accepted:

Name: Prof. Ethan Rubisntein

Signature:	/s/ Ethan Rubisntein

Date:	15-1-2004